                                 SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                                 BIOMET INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

          ---------------------------------------------------------------------

                            [BIOMET INC. LOGO]


To the Shareholders of Biomet, Inc.:

     You are cordially invited to attend the Annual Meeting of Shareholders of Biomet, Inc. (the "Company") to be held on Friday, September 19, 1997, at 1:30 p.m., local time, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana.

     At the meeting, shareholders will vote on the election of four persons to the Board of Directors and the ratification of the selection of Coopers & Lybrand L.L.P., as independent accountants for the coming year. Details can be found in the accompanying Notice and Proxy Statement.

     We hope you are planning to attend the Annual Meeting personally and we look forward to meeting with you. Please check the appropriate "attendance" box on your proxy card. However, because the vote of each shareholder is of utmost importance, we kindly request that you complete, date and sign your proxy card and return it to us promptly in the enclosed envelope, whether or not you currently plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company or by filing a properly executed proxy bearing a later date.

     On behalf of the Board of Directors and management of Biomet, Inc., I would like to extend our appreciation for your continued support and confidence.

                                    Sincerely yours,

                                    BIOMET, INC.


                                    /s/ Dane A. Miller

                                    Dane A. Miller, Ph.D.
                                    President and Chief
                                    Executive Officer

                            [BIOMET INC. LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD SEPTEMBER 19, 1997

TO THE SHAREHOLDERS OF BIOMET, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Biomet, Inc. (the "Company") will be held on Friday, September 19, 1997, at 1:30 p.m., local time, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, for the following purposes:

(1)  To elect four directors to serve for terms of three years each.

(2)  To ratify the selection by the Board of Directors of Coopers &
     Lybrand L.L.P., as independent accountants for the Company for the fiscal year ending May 31, 1998.

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Shareholders of record as of the close of business on July 11, 1997 are entitled to receive notice of and to vote at the Annual Meeting.

     We urge you to complete, date and sign the enclosed proxy and return it to us promptly in the envelope provided, even if you hold only a few shares and regardless of whether or not you expect to be present at the Annual Meeting in person. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Company a properly executed instrument revoking such proxy or by filing a properly executed proxy bearing a later date.


                                    By Order of the Board of Directors,


                                    /s/ Daniel P. Hann

                                    Daniel P. Hann, Secretary


August 15, 1997
Warsaw, Indiana

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                [BIOMET INC. LOGO]


                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD SEPTEMBER 19, 1997

                             GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of Biomet, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Friday, September 19, 1997, at 1:30 p.m., local time, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about August 15, 1997.

     Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by filing a properly executed proxy bearing a later date. Appropriate forms will be available at the Annual Meeting for shareholders who wish to vote in person.

     As of July 11, 1997, the record date for the Annual Meeting, there were 111, 404,239 Common Shares of the Company issued and outstanding, each of which is entitled to one vote on each matter to come before the meeting.
Shareholders do not have cumulative voting rights.

     All expenses in connection with the solicitation of proxies will be paid by the Company. The Company will also provide to all brokers, dealers, banks and voting trustees, and their nominees, copies of this Proxy Statement, the accompanying form of proxy and the Annual Report for mailing to beneficial owners and, upon request therefor, will reimburse such record holders for their reasonable expenses in connection therewith. The Company expects to solicit proxies primarily by mail, but directors, officers and employees of the Company may also solicit in person or by telephone.

     Shareholder proposals to be considered for presentation at the 1998 Annual Meeting of Shareholders must be submitted in writing and received by the Company's Secretary by April 7, 1998. The mailing address of the principal executive offices of the Company is Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of more than 5% of the issued and outstanding Common Shares of the Company as of July 11, 1997.
Except as otherwise indicated in the notes to the table, each shareholder has sole voting and investment power with respect to the shares indicated.


    NAME AND ADDRESS OF        AMOUNT AND NATURE             PERCENT
     BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP          OF CLASS
     ----------------       -----------------------          --------
FMR Corp.                         11,650,192(1)              10.5%
82 Devonshire, Street
Boston, Massachusetts 02109-3614

State Farm Mutual Automobile       8,277,000(2)               7.4%
 Insurance Company and
 related entities
One State Farm Plaza
Bloomington, Illinois 61710

Wellington Management Company      7,434,052(3)               6.7%
75 State Street
Boston, Massachusetts 02109

     1 According to information contained in a Schedule 13G filing with the Securities and Exchange Commission made by FMR Corp. ("FMR") dated February 14, 1997, FMR has no voting power for 11,337,932 shares. FMR acquired these shares for investment purposes in the ordinary course of its business.

     2 According to information contained in a Schedule 13G filing made by State Farm Mutual Automobile Insurance Company ("State Farm") dated January 3, 1997, State Farm acquired these shares for investment purposes in the ordinary course of its business.

     3 Wellington Management Company ("WMC") is an investment adviser registered with the Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended. According to information contained in a Schedule 13G filing dated January 24, 1997, WMC has shared voting power for 3,881,090 shares, no voting power for 3,552,962 shares and shared investment power for 7,434,052 shares, all of which were acquired for investment purposes in the ordinary course of its business.

             SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth beneficial ownership of Common Shares of the Company as of July 11, 1997 by each director of the Company, each executive officer of the Company named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

      NAME OF                               NUMBER OF             PERCENT
   BENEFICIAL OWNER                 SHARES BENEFICIALLY OWNED     OF CLASS
   -----------------              ----------------------------    --------
Garry L. England                             138,474 (1)              0.1%
Jerry L. Ferguson                          1,761,817 (2)              1.6%
Daniel P. Hann                                81,508 (3)                *
C. Scott Harrison, M.D.                      504,959 (4)              0.5%
M. Ray Harroff                                40,143 (5)                *
Thomas F. Kearns, Jr.                          5,859                    *
Dane A. Miller, Ph.D.                      4,730,046 (6)              4.2%
Jerry L. Miller                            2,185,700 (7)              2.0%
Kenneth V. Miller                              8,900 (8)                *
Charles E. Niemier                           443,192 (9)              0.4%
Niles L. Noblitt                           2,912,354 (10)             2.6%
Marilyn Tucker Quayle                          5,000 (11)               *
L. Gene Tanner                                71,886                    *

_________________
All Directors and Executive Officers as a Group
(16 persons, including the foregoing)     13,043,073 (12)            11.7%

*Represents less than .1% of the Company's issued and outstanding Common Shares.

(1)  Includes 27,036 shares held jointly with his wife, as to which Mr.
     England has shared voting and investment power; 9,351 shares held for Mr. England's account in the Company's Employee Stock Bonus Plan qualified under Section 401(a) of the Internal Revenue Code (the "ESBP"), as to which Mr. England has voting power but no investment power; 13,214 shares held in Mr. England's account in the Company's Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code (the "401(k)"), as to which Mr. England has no voting or investment power; 1,800 shares held in an individual retirement account ("IRA") for Mr. England's benefit as to which he has investment power but no voting power; 1,500 shares owned of record by Mr. England's minor children, as to which Mr. England has no voting or investment power and disclaims beneficial ownership; and 22,850 shares subject to options exercisable within 60 days.

(2) Includes 1,275,116 shares held jointly with his wife, as to which Mr. Ferguson has shared voting and investment power; 210,836 shares owned of record by his wife and 17,280 shares held in an IRA for her benefit, as to which Mr. Ferguson has no voting or investment power and disclaims beneficial ownership; 857 shares held for Mr. Ferguson's account in the ESBP, as to which Mr. Ferguson has voting power but no investment power; and 26,136 held in an IRA for his benefit as to which Mr. Ferguson has investment power but no voting power.


(3) Includes 200 shares jointly held with his wife, as to which Mr. Hann has shared voting and investment power; 13,750 shares owned of record by his wife as to which Mr. Hann has no voting or investment power and disclaims beneficial ownership; 3,802 shares held for Mr. Hann's account in the ESBP, as to which Mr. Hann holds voting power but no investment power; 4,846 shares held in Mr. Hann's account in the Company's 401(k), as to which Mr. Hann has no voting or investment power; and 35,750 shares subject to options exercisable within 60 days.

(4) Includes 239,824 shares subject to options exercisable by Dr. Harrison within 60 days.

(5) Includes 5,000 shares subject to options exercisable by Mr. Harroff within 60 days.

(6) Includes 4,641,414 shares held jointly with his wife, as to which Dr. Miller has shared voting and investment power; 19,988 shares held in an IRA for the benefit of his wife, as to which Dr. Miller has no voting or investment power and disclaims beneficial ownership; 13,262 shares held for Dr. Miller's account in the ESBP, as to which Dr. Miller holds voting power but no investment power; 8,944 shares held in Dr. Miller's account in the Company's 401(k), as to which he has no voting or investment power; and 45,988 held in an IRA for the benefit of Dr. Miller, as to which he has investment power but no voting power.

(7) Includes 110,000 shares held in trust for the benefit of Mr. Miller's minor children, as to which Mr. Miller has shared voting and investment power and disclaims beneficial ownership; 2,019,871 shares held in an Estate Planning trust for the benefit of Mr. Miller, as to which Mr. Miller has shared voting and investment power; and 5,000 shares subject to options exercisable by Mr. Miller within 60 days.

(8) Includes 900 shares held in an IRA for Mr. Miller's benefit, as to which he has investment power but no voting power; and 5,000 shares subject to options exercisable by Mr. Miller within 60 days.

(9) Includes 114,584 shares owned of record by Mr. Niemier's wife and 13,588 shares held in an IRA for her benefit, as to which Mr. Niemier has no voting or investment power and disclaims beneficial ownership; 11,342 shares held for Mr. Niemier's account in the ESBP, as to which Mr. Niemier holds voting power but no investment power; 15,764 shares held in Mr. Niemier's account in the Company's 401(k), as to which he has no voting or investment power; 31,592 shares held in an IRA for Mr. Niemier's benefit, as to which he has investment power but no voting power; 133,488 shares held in trust for the benefit of Mr. Niemier's children as to which he has no voting or investment power and disclaims beneficial ownership; and 8,250 shares subject to options exercisable within 60 days.

(10) Includes 21,600 shares held jointly with his wife, as to which he has shared voting and investment power; 1,421,694 shares owned of record by his wife and 14,400 shares held in an IRA for her benefit, as to which Mr. Noblitt holds no voting or investment power and disclaims beneficial ownership; 13,785 shares held for Mr. Noblitt's account in the ESBP, as to which he holds voting power but no investment power; 15,348 shares held in Mr. Noblitt's account in the Company's 401(k), as to which he has no voting or investment power; 20,412 shares owned of record by his children, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; and 24,660 shares held in an IRA for the benefit of Mr. Noblitt as to which he has investment power but no voting power.

(11) Includes 5,000 shares subject to options exercisable by Ms. Quayle within 60 days.

(12) Includes 14,177 shares held in the ESBP for the accounts of three executive officers of the Company who are not directors and are not named in the Summary Compensation Table herein, as to which they have voting power but no investment power; 14,036 shares held in the Company's 401(k) for the accounts of these executive officers, as to which they have no voting or investment power; 45,543 shares held by the wives of these executive officers, as to which they have no voting power or investment power and disclaim beneficial ownership; 51,332 shares held jointly by these executive officers and their wives, as to which they have shared voting and investment power; and 60,874 shares subject to options exercisable by these executive officers within 60 days.

                        ELECTION OF DIRECTORS (ITEM 1)

     The Company's Bylaws divide the Board of Directors into three classes, with one class to be elected at each annual meeting of shareholders. At the Annual Meeting, the shareholders will vote to elect four directors in Class II to serve for a three-year term expiring in 2000, and until their successors are elected and qualified. Class III Directors and Class I Directors will not be elected at the Annual Meeting and will continue in office until the annual meetings of shareholders to be held in 1998 and 1999, respectively. The Board of Directors has nominated the persons named below for election as Class II Directors. The name, age, business background and tenure as a director of the Company of each nominee and each director continuing in office are set forth below. Jerry L. Miller and Kenneth V. Miller are brothers; no other family relationship exists among any of the nominees or continuing directors. Except as otherwise indicated, the principal occupations of the nominees and continuing directors have not changed during the last five years. The nominees for director have consented to serve, if elected, and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for an alternate candidate chosen by the Board of Directors, unless the Board of Directors reduces the number of directors. To be elected a director, a nominee must receive the affirmative vote of a plurality of votes of the Common Shares present or represented at the meeting and entitled to vote in the election of directors. Withheld votes and broker non-votes (which are treated as "withheld" votes) are not counted as votes in favor of any nominee. Unless authority to vote for a nominee is withheld, the accompanying proxy will be voted FOR the nominees named.

DIRECTORS STANDING FOR ELECTION
NAME, AGE AND BUSINESS EXPERIENCE

CLASS II: FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

DANE A. MILLER, PH.D., age 51.............................. Director since 1977
Member:   Executive, Compensation and Stock Option Committees.  Dr. Miller is
one of the four founders of the company and is the President and Chief Executive Officer of the Company. Dr. Miller is a director of 1st Source Corporation (bank holding company), a trustee of GMI Institute and serves on the Engineering Advisory Committee of the University of Cincinnati.

JERRY L. FERGUSON, age 56.................................. Director since 1978
Member: Executive and Nominating Committees. Mr. Ferguson is one of the four founders of the Company and has served as the Company's Senior Vice President since December 1994. He previously served as Special Projects Advisor to the Company from December 1993 to December 1994. Prior thereto, Mr. Ferguson was the owner of Classic Car Centre, Inc. (automobile dealership).

THOMAS F. KEARNS, JR., age 60.............................. Director since 1983
Mr. Kearns is a retired partner of Bear, Stearns & Co., Inc. (investment banking firm). Mr. Kearns is a director of PharmaKinetics Laboratories, Inc. (contract research organization), and a trustee of the University of North Carolina Foundation.

DANIEL P. HANN, age 42....................................  Director since 1989
Mr. Hann is the Vice President, General Counsel and Secretary of the Company.

DIRECTORS CONTINUING IN OFFICE
NAME, AGE AND BUSINESS EXPERIENCE

CLASS III:  TERM EXPIRES AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

M. RAY HARROFF, age 57..................................... Director since 1977
Mr. Harroff, one of the four founders of the Company, is President of Stonehenge Golf Club, Inc. (golf country club) and Stonehenge Links Village Development (real estate development).

JERRY L. MILLER, age 51.....................................Director since 1979
Member: Executive, Nominating, Audit, Compensation and Stock Option Committees. Mr. Miller is a principal in Havirco, Inc. (private investment management). Mr. Miller is a director and a member of the Compensation Committee of the board of directors of AvTech Laboratories, Inc.
(pharmaceutical laboratory) and TEAM Industries, Inc. (manufacturer of expanded polystyrene products).

CHARLES E. NIEMIER, age 41................................. Director since 1987
Mr. Niemier is the Senior Vice President - International Operations of the Company. Mr. Niemier is a director of Acordia of Northeast Indiana, Inc. (third party insurance administrator) and is a trustee of Valparaiso University.

CLASS I:  TERM EXPIRES AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS

C. SCOTT HARRISON, M.D., age 60............................ Director since 1994
Member: Executive Committee. Dr. Harrison served as a consultant to the Company from January 1995 to December 1996. Prior thereto, Dr. Harrison was the President, Chief Executive Officer and Chairman of the Board of Kirschner Medical Corporation.

NILES L. NOBLITT, age 46....................................Director since 1977
Member:   Executive, Audit and Stock Option Committees.  Mr. Noblitt is one of
the four founders of the Company and is the Chairman of the Board of the Company. Mr. Noblitt is also a trustee of Rose Hulman Institute of Technology.

KENNETH V. MILLER, age 49.................................. Director since 1979
Member: Executive, Nominating, Audit, Compensation and Stock Option Committees. Mr. Miller is a principal in Havirco, Inc. (private investment management). Mr. Miller is a director and a member of the Compensation Committee of the Board of Directors of AvTech Laboratories, Inc. (pharmaceutical laboratory) and TEAM Industries, Inc. (manufacturer of expanded polystyrene products). Mr. Miller is also a director of Keystone Community Bank.

L. GENE TANNER, age 64..................................... Director since 1985
Mr. Tanner is Vice Chairman of the Board of NatCity Investments, Inc. (investment banking firm). Mr. Tanner is a director of the Indiana Chamber of Commerce.

MARILYN TUCKER QUAYLE, age 48.............................. Director since 1993
Ms. Quayle is an attorney engaged in private practice as a partner for the Indianapolis, Indiana law firm of Krieg, DeVault, Alexander and Capehart. She is also Vice President and Treasurer of BTC, Inc. (public speaking company).

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Executive Committee comprised of Dane A. Miller, Niles L. Noblitt, Jerry L. Ferguson, C. Scott Harrison, Kenneth V. Miller and Jerry L. Miller. The Board of Directors also has a Nominating Committee comprised of Jerry L. Ferguson, Jerry L. Miller and Kenneth V. Miller; an Audit Committee comprised of Jerry L. Miller, Kenneth V. Miller and Niles L. Noblitt; a Compensation Committee comprised of Dane A. Miller, Jerry L. Miller and Kenneth V. Miller; and a Stock Option Committee comprised of Dane A. Miller, Jerry L. Miller, Kenneth V. Miller and Niles L. Noblitt.

     The Executive Committee has full authority from the Board of Directors to conduct the business of the Company within the limits prescribed by Indiana law.

     The Nominating Committee is responsible for, among other things, receiving and reviewing recommendations for nominations to the Board of Directors, establishing eligibility criteria and procedures for identifying potential nominees to the Board of Directors and recommending individuals as nominees for election to the Board of Directors. The Nominating Committee will consider for nomination as directors persons recommended by shareholders provided that such recommendations are in writing and delivered to the Secretary, Biomet, Inc., Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587, and delivered to or mailed and received at such address not less than sixty days nor more than ninety days prior to the Annual Meeting of Shareholders. In the event that less than seventy days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, any notice of nomination by a shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     The function of the Audit Committee is to monitor the internal controls and financial reporting of the Company and its subsidiaries; to review these matters with the President and Chief Executive Officer and the Company's independent accountants; to review the scope and parameters of the independent accountants' audit of the Company's consolidated financial statements; to review the scope and parameters of the findings of the Company's internal auditor; to establish policies and make recommendations to the Board of Directors with respect to approval of transactions between the Company and its directors, officers and employees; and to make recommendations to the Board of Directors concerning the annual appointment of the Company's independent accountants.

     The Compensation Committee is responsible for administering the compensation programs for the executive officers and employees of the Company.

     The Stock Option Committee administers the stock option plans of the Company. Presently, no member of the Stock Option Committee participates in any of these plans with the exception that the two non-employee director members, Jerry L. Miller and Kenneth V. Miller, each receives an option to purchase 5,000 Common Shares of the Company every three years during his service as a non-employee director of the Company pursuant to the terms of the Biomet, Inc. 1992 Employee and Non-Employee Director Stock Option Plan.

     The Board of Directors, the Executive Committee, the Nominating Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee of the Company met 6 times, 7 times, 2 times, 3 times, 2 times and 2 times, respectively, during the past fiscal year. Thomas F. Kearns, Jr. attended fewer than 75% of the total number of meetings of the Board of Directors during fiscal year 1997.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee receives an annual fee of $8,000, plus $650 and reimbursement for travel expenses for each meeting of the Board of Directors attended in person and a fee of $325 for attending a meeting by telephone. Directors who are employees of the Company receive a fee of $650 for each board meeting attended in person and a fee of $325 for attending a meeting by telephone. Each member of the Executive Committee of the Board of Directors who is not an employee of the Company receives an additional annual fee of $8,000, plus $650 and reimbursement for travel expenses for each committee meeting attended in person and a fee of $325 for attending a committee meeting by telephone. Each member of the Nominating, Audit and Compensation Committees of the Board of Directors receives $650 for each committee meeting attended in person and $325 for attending a committee meeting by telephone, unless such meetings are held in conjunction with a meeting of the Board of Directors or Executive Committee. No fees are paid for attending meetings of the Stock Option Committee.

     Each director who is not an employee of the Company is automatically granted an option to purchase 5,000 Common Shares of the Company every three years during his or her service on the Board of Directors pursuant to the terms of the Biomet, Inc. 1992 Employee and Non-Employee Director Stock Option Plan (the "Plan").

The Plan provides that the purchase price of option shares may not be less than the fair market value per Common Share on the date of grant and the term of the option may not exceed ten years from the date of grant. Under the terms of the Plan, neither the Board of Directors nor the Compensation Committee has the authority to alter or modify the number of option shares granted or interval of grants to the non-employee directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1997, the Compensation Committee was comprised of Dane
A. Miller, Ph.D., Jerry L. Miller and Kenneth V. Miller. Dr. Miller serves as the Company's President and Chief Executive Officer. His compensation is established by the Compensation Committee, without his participation, and approved by the Board of Directors. Except for Dane A. Miller, none of the other members of the Compensation Committee are now serving or previously have served as officers of the Company or any subsidiary. None of the Company's executive officers serve as directors of, or in any compensation-related capacity for, other companies with which members of the Company's Compensation Committee are affiliated.

                            EXECUTIVE COMPENSATION

GENERAL

     The following Summary Compensation Table sets forth, for the three years ending May 31, 1997, certain information with respect to the compensation of the Company's President and Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of May 31, 1997.

                                       SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                            ANNUAL                  COMPENSATION          ALL OTHER
                                FISCAL YEAR              COMPENSATION                  AWARDS            COMPENSATION(1)
NAME AND PRINCIPAL POSITION    ENDED MAY 31        SALARY ($)     BONUS ($)       STOCK OPTIONS (#)           ($)
------------------------------------------------------------------------------------------------------------------------
Dane A. Miller, Ph.D.             1997            199,700          126,270              -                   12,575
  President and                   1996            182,000          129,281              -                   11,575
  Chief Executive Officer         1995            167,707          110,000              -                   14,395

Niles L. Noblitt                  1997            199,700          126,270              -                   13,200
  Chairman of the Board           1996            182,000          129,281              -                   11,575
                                  1995            167,707          110,000              -                   14,395

Jerry L. Ferguson                 1997            179,700          130,460              -                    7,900
  Senior Vice President           1996            163,706          129,408              -                    6,900
                                  1995             72,552           86,700              -                   53,900(2)

Charles E. Niemier                1997            198,000          109,350           10,000                 12,575
  Senior Vice President -         1996            180,399           91,099              -                   11,575
  International Operations        1995            166,199           88,000              -                   14,395

Garry L. England                  1997            185,400          111,476           10,000                  9,475
Senior Vice President -           1996            168,939          115,500              -                    9,175
  Warsaw Operations               1995            153,045           88,700              -                   11,695


(1) Represents the value of the Company's contribution to the Employee Stock Bonus Plan and the 401(k). Also includes director fees paid to Dr. Miller, Mr. Noblitt, Mr. Ferguson and Mr. Niemier.
(2) Represents fees paid to Mr. Ferguson for independent consulting services provided to the Company in 1995.

STOCK OPTIONS

     Options were granted in fiscal year 1997 to the following executive officers named in the Summary Compensation Table.


                                                OPTION GRANTS IN LAST FISCAL YEAR
                       NUMBER OF                                                       POTENTIAL REALIZABLE VALUE
                      SECURITIES       PRESENT OF TOTAL                                    AT ASSUMED ANNUAL
                      UNDERLYING       OPTIONS GRANTED      EXERCISE                      RATES OF STOCK PRICE
                  OPTIONS GRANTED(1)   TO EMPLOYEES IN        PRICE    EXPIRATION      APPRECIATION FOR OPTION TERM
NAME                     (#)           FISCAL YEAR 1997      ($/SH)       DATE             5% ($)        10% ($)
----                     --            ----------------      ------       ----             ------        -------
Garry L. England        2,000              0.2%              13.00    June 10, 1999         4,098         8,606
                        2,000              0.2%              13.00    June 10, 2000         5,603        12,067
                        2,000              0.2%              13.00    June 10, 2001         7,183        15,873
                        2,000              0.2%              13.00    June 10, 2002         8,842        20,061
                        2,000              0.2%              13.00    June 10, 2003        10,585        24,667

Charles E. Niemier      2,000              0.2%              13.00    June 10, 1999         4,098         8,606
                        2,000              0.2%              13.00    June 10, 2000         5,603        12,067
                        2,000              0.2%              13.00    June 10, 2001         7,183        15,873
                        2,000              0.2%              13.00    June 10, 2002         8,842        20,061
                        2,000              0.2%              13.00    June 10, 2003        10,585        24,667


(1) These options are granted under the 1992 Employee and Non-Employee Director Stock Options Plan. They were granted at fair market value at the time of the grant, do not become exercisable until one year from the date of grant and carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously owned shares to satisfy tax withholding requirements.


     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gain realized on exercise in fiscal year 1997 by the executive officers of the Company named in the Summary Compensation Table.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED OPTIONS   VALUE OF UNEXERCISED IN-THE-MONEY
                       SHARES ACQUIRED      VALUE REALIZED(1)         AT MAY 31, 1997 (#)           OPTIONS AT MAY 31, 1997 ($)2
NAME                   ON EXERCISE (#)             ($)           EXERCISABLE     UNEXERCISABLE   EXERCISABLE         UNEXERCISABLE
----                   ---------------                           -----------     -------------   -----------         -------------
Garry L. England           12,725              102,806              20,850          25,625         233,807               196,536

Jerry L. Ferguson           5,000               25,000                   0               0               0                     0

Charles E. Niemier              -                    -               3,125          25,625          27,931               196,536


(1) "Value Realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. It does not include any taxes which may have been owed.
(2) The value of these options assumes a market price of $18 11/16, which was the closing price of the Common Shares reported by the Nasdaq Stock Market on May 30, 1997.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

POLICIES AND OBJECTIVES

     The Compensation Committee and the Stock Option Committee of the Board of Directors (collectively referred to herein as the "Committee") are responsible for administering the compensation and benefit programs for the Company's employees, including the executive officers. The Committee annually reviews and evaluates cash compensation and stock option grant recommendations made by the President and Chief Executive Officer for the executive officers (other than for himself) along with the rationale for such recommendations. The Committee examines these recommendations in relation to the Company's overall objectives and makes compensation recommendations to the Board of Directors for final approval. The Committee also sends to the Board of Directors for approval its recommendations on compensation for the President and Chief Executive Officer, who does not participate in the Committee's decisions as to his compensation package.

     The Company's current executive compensation policies and practices reflect the compensation philosophies of the Company's four founders - Dane A. Miller, Ph.D., Niles L. Noblitt, Jerry L. Ferguson and M. Ray Harroff. The Company is committed to maximizing shareholder value through performance and the Committee believes that superior performance by the Company's executive and management team is an essential element to reaching that goal. The program is designed to help achieve this objective by (1) attracting, retaining and rewarding highly qualified and productive persons; (2) relating compensation to both Company and individual performance; (3) establishing compensation levels that are internally equitable and externally competitive; and (4) encouraging an ownership interest and instilling a sense of pride in the Company which are consistent with the interests of the Company's shareholders.

     The Committee firmly believes that all employees (which the Company refers to as Team Members rather than "employees") play a critical role in the Company's success and, therefore, all employees participate in the Company's cash and equity compensation plans. The Committee continues to believe in one of the founding philosophies of the Company, that equity compensation in the form of stock options is an excellent incentive for all employees, including executive officers, and serves to align the interests of employees, management and shareholders.

     Based on these objectives, the compensation package of the executive officers consists of four primary elements: (1) base salary; (2) incentive bonuses; (3) stock options; and (4) participation in employee benefit plans.

     BASE SALARY. A base salary is set for each executive officer at the beginning of each calendar year by the Board of Directors after receiving a recommendation from the Committee. The Committee recommends to the Board of Directors what it believes to be an appropriate base salary for each executive officer based on the Company's performance, the executive officer's performance, the Company's future objectives and challenges and the current competitive environment. Base salaries are intended to be relatively moderate, but competitive. During fiscal year 1997, the base salary of the executive officers as a group increased approximately 5%.

     INCENTIVE BONUSES. The Company's policy is to base a significant portion of each executive officer's annual compensation on the financial performance of the Company. Approximately one-half of each executive officer's potential annual cash compensation is based upon the incentive bonus which is accrued and paid at the conclusion of each fiscal year. The bonus is determined on the basis of a formula which compares actual performance against targets which are established by the Committee and approved by the Board of Directors at the beginning of each fiscal year of the Company. The bonus targets are equally weighted between revenues growth and earnings growth of the Company during the fiscal year. The target bonus for each officer is determined by the Committee based upon the goals, objectives, responsibilities and length of service of each officer. The Committee may exercise some discretion in making bonus awards.

     STOCK OPTIONS. Stock options have always been a key element in the Company's long-term compensation program. The primary purpose of stock options is to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the interests of such persons with those of the Company's shareholders. This broad-based program is a vital element of the Company's goal to empower and motivate outstanding long-term contributions by employees within all levels of the Company. The Committee believes that stock options help to create an entrepreneurial environment within the Company and instill the spirit of a small company. Additionally, the Committee believes stock options provide broad incentives for the day-to-day achievements of all employees in order to sustain and enhance the Company's long-term performance.

     The Committee believes that the value of stock options will reflect the financial performance of the Company over the long term. Because the Company's stock option program provides for a one-year waiting period before options may be exercised and an exercise price at fair market value as of the date of grant, executive officers and other employees benefit from stock options only when the market value of the Common Shares increases over time. Individual executive officer stock option awards are based on level of responsibility, individual contribution, length of service and total number of Common Shares owned in relation to other executive officers in the Company. Currently, more than 55% of employees below the executive officer level have been awarded one or more stock options under this program and approximately 95% of the option shares have been granted to employees other than executive officers.

     BENEFIT PLANS. The executive officers also participate in the Company's 401(k) and the ESBP. All executive officers and employees who are at least 18 years of age and have at least 90 days of service are eligible to participate in both plans. With respect to the 401(k), each year the Company, in its sole discretion, may match 50% of each employee's contributions, up to a maximum amount equal to 5% of the employee's compensation, either in cash or in Common Shares of the Company. All contributions to the 401(k) are allocated to accounts maintained on behalf of each participating employee and, to the extent vested, are distributed to the employee upon retirement, death, disability or termination of service. Historically, the Company has made its contribution in the form of Common Shares of the Company. The Company may make contributions to the ESBP in the form of Common Shares or cash in such amounts, if any, as it may determine in its sole discretion, and participating employees may make voluntary contributions to the ESBP in amounts up to 10% of their annual compensation. The funds accumulated under the ESBP are invested by the trustee primarily in Common Shares of the Company. Distributions are made to employees at retirement, death, disability or termination of service, in Common Shares or, at the employee's option, in cash. Because a significant portion of the assets of both of these plans is invested in the Company's Common Shares, both plans serve to further align the interests of employees, management and shareholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The compensation for the Company's President and Chief Executive Officer, Dane A. Miller, Ph.D., is established by the Committee, without participation by Dr. Miller, and approved by the Board of Directors. Over the years, Dr. Miller has received modest increases in his cash compensation, notwithstanding the strong financial results of the Company. These modest increases reflect his cost-conscious management style and belief that the financial success of management should be closely aligned with shareholder interests through appreciation in the value of the Company's shares. Dr. Miller has never received a stock option and he does not participate in the Company's stock option program. Notwithstanding an increase in the Company's sales and net income in excess of 8% and 13%, respectively, for fiscal year 1997, the total compensation paid to Dr. Miller increased less than 5%.

     The Committee believes that the executive compensation programs and practices described above are conservative and fair to the Company's shareholders. The Committee further believes that these programs and practices serve the best interests of the Company and its shareholders.

                                    Respectfully submitted,

                                    Kenneth V. Miller, Chairman
                                    Dane A. Miller, Ph.D.
                                    Jerry L. Miller
                                    Niles L. Noblitt

                           STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Standard & Poor's Medical Products and Supplies Industry Group Index (the "S&P Medical Index") for the five most recent fiscal years ended May 31. The comparison assumes $100 invested on May 31, 1992, in the Company's Common Shares and in each of the indices.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    AMONG BIOMET, INC., THE S&P 500 INDEX
         AND THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX


                            [GRAPHIC APPEARS HERE]


                                                                       S&P
                                                                     Medical
     Date                Biomet, Inc.            S&P 500              Index
     ----               -------------            -------             -------
     5/92                   100                    100                 100
     5/93                    59                    112                  81
     5/94                    55                    116                  76
     5/95                    84                    140                 112
     5/96                    79                    180                 153
     5/97                   106                    232                 190


                             CERTAIN TRANSACTIONS

     Marilyn Tucker Quayle, a member of the Board of Directors of the Company, is a partner in the law firm of Krieg, DeVault, Alexander and Capehart which provided services to the Company during the past fiscal year and is expected to do so in the future. Fees paid to Krieg, DeVault, Alexander and Capehart during fiscal year 1997 were less than five hundred dollars ($500).


     Dane A. Miller, Ph.D., President and Chief Executive Officer and a member of the Board of Directors of the Company, is a majority shareholder in a corporation which provides the use of an aircraft to the Company on an as-needed basis. The Company pays a flat monthly fee of $20,800 to that corporation for the use of the aircraft. The Company made payments to that corporation of approximately $249,600 during the last fiscal year. The Board of Directors believes the rental rate and other terms of this arrangement to be no less favorable to the Company than would have been available in the absence of the relationship described.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

     During fiscal year 1996, Dane A. Miller, Ph.D, President and CEO, did not file on a timely basis under Section 16(a) of the Securities Exchange Act of 1934 one required report relating to one transaction. The transaction involved a gift of stock held jointly by Dr. Miller and his wife in the amount of 13,000 shares, which represent less than 0.3% of Dr. Miller's aggregate beneficial holdings of Biomet Common Shares.

     Except for the transactions referenced above, to the Company's knowledge based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent beneficial owners were complied with on a timely basis during the fiscal year ended May 31, 1997.

        RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS (ITEM 2)

     Subject to ratification by the shareholders, the Board of Directors has selected Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending May 31, 1998. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the audit for the fiscal year ended May 31, 1997.

                                OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this Proxy Statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this Proxy Statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                    By Order of the Board of Directors,

                                    /s/ Daniel P. Hann

                                    Daniel P. Hann, Secretary

August 15, 1997

PROXY

                                 BIOMET, INC.
             ANNUAL MEETING OF SHAREHOLDERS - SEPTEMBER 19, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dane A. Miller and Niles L. Noblitt as proxies, each with the power to act alone and of substitution, and hereby authorizes them to represent and to vote, as designated below, all the Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Friday, September 19, 1997, or any adjournment thereof.

     1.  ELECTION OF DIRECTORS.  Nominees:
         Dane A. Miller, Ph.D.; Jerry L. Ferguson; Thomas F. Kearns, Jr.; Daniel P. Hann

     [ ] VOTE FOR all nominees listed above except vote withheld from the following nominees (if any):

         -----------------------------------------------------------

     [ ] VOTE WITHHELD from all nominees listed above.

     2. RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 1998.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     3. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" MATTERS 1 & 2 ABOVE.

PLEASE SIGN ON THE REVERSE SIDE.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated ____________________, 1997

PLEASE MARK, SIGN, DATE AND
RETURN THIS PROXY CARD
PROMPTLY USING THE
ENCLOSED ENVELOPE.           Signature ________________________________________

                             Signature, if held jointly________________________


Please indicate below whether you will or will not attend the Annual Meeting.

[ ] WILL ATTEND     [ ] WILL NOT ATTEND